Exhibit 99

FOR IMMEDIATE RELEASE

Sondra Barbour Elected to 3M Board of Directors

ST. PAUL, Minn.—August 11, 2014 — 3M (NYSE: MMM) announced today the appointment of Sondra Barbour to its Board of Directors. Barbour currently is executive vice president of Lockheed Martin’s Information Systems & Global Solutions business division and an officer of Lockheed Martin.

Prior to Barbour’s current position, she served as senior vice president of the Enterprise Business Services organization and Lockheed’s chief information officer, heading all of the corporation’s internal information technology operations, including protecting the company’s infrastructure and information from cyber threats. Her experience also includes leadership in Shared Services and Internal Audit functions providing knowledge and oversight of supply chain activities, internal controls, and risk management.

“We are extremely pleased to welcome Ms. Barbour to our board,” said Inge Thulin, 3M chairman, president and chief executive officer. “She is a talented and proven business leader with valuable insight and tremendous experience with leading large-scale information systems operations.”

Active in the global business community, Barbour has been a Director at Lockheed Martin Australia Pty Ltd, a subsidiary company focused on security and aerospace, since 2013. She was recognized by Fortune Magazine last year as one of the “50 Most Powerful Women in Business.”

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovation company that never stops inventing. With $31 billion in sales, 3M employs 89,000 people worldwide and has operations in more than 70 countries.

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